SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 72DD, 73A, 74U AND 74V.

FOR PERIOD ENDING 01/31/2004
FILE NUMBER 811-5686
SERIES NO.: 11

72DD     1.   Total income dividends for which record date passed during the period.(000's Omitted)
              Class A Shares                 $ 3,349
         2.   Dividends for a second class of open-end company shares
              (000's Omitted)
              Class B Shares                 $ 1,572
              Class C Shares                 $   858
              Investor Class                 $   206

73A.     1.   Payments per share outstanding during the entire current period:
              (form nnn.nnnn)
              Class A Shares                 $000.2787
         2.   Dividends for a second class of open-end company shares
              (form nnn.nnnn)
              Class B Shares                 $000.2092
              Class C Shares                 $000.2092
              Investor Class                 $000.1778

74U.     1.   Number of shares outstanding (000's Omitted)
              Class A Shares                 $15,177
         2.   Number of shares outstanding of a second class of open-end company shares (000's Omitted)
              Class B Shares                 $ 8,038
              Class C Shares                 $ 4,630
              Investor Class                 $ 1,385

74V.     1.   Net asset value per share (to nearest cent)
              Class A Shares                $  20.66
         2.   Net asset value per share of a second class of open-end company shares (to nearest cent)
              Class B Shares                 $ 20.73
              Class C Shares                 $ 20.69
              Investor Class                 $ 20.66